AMENDMENT TO THE
YUM! BRANDS PENSION EQUALIZATION PLAN

The Yum! Brands Pension Equalization Plan (the “Plan”) is amended as set forth in the attached document, effective as of the beginning of the day on January 1, 2012.

YUM! BRANDS, INC.

By: /s/ Anne Byerlein
Anne Byerlein
Chief People Officer

January 24, 2013
Signature Date

Agreement and Acceptance
I, David C. Novak, acknowledge that the effect of this Amendment is - (i) to reduce the Pension that otherwise would be payable to me under the Plan to the accrued benefit in effect at the beginning of the day on January 1, 2012, and (ii) to provide for its reduction for early commencement prior to June 1, 2016, and I agree to and accept the terms of this Amendment.

By: /s/ David C. Novak
David C. Novak
Chairman and Chief Executive Officer

January 24, 2013
Signature Date

The document for the PEP 409A Program is amended as set forth below.

1.
Appendix Article C is re-designated as Appendix Article D, and each Section of the re-designated Appendix Article D that has a designation that begins with an initial “C” shall be re-designated to begin with an initial “D”. References to Appendix Article C that currently appear in the text of the Plan, shall be revised to reference Appendix Article D to the 409A Program. References that currently appear in the text of the Plan, to a Section of the prior Appendix Article C (i.e., as previously designated), shall be revised to reference such Section as it has been re-designated with an initial “D”.

2.	A new Appendix Article C is added to read as follows:

APPENDIX ARTICLE C

CEO's Pension

C.1    Scope and Purpose. This Appendix Article C applies solely to determine the amount of the Pension payable to the Participant who is the Chairman and CEO of Yum! Brands, Inc. as of January 1, 2012, David C. Novak (the “Applicable Participant”). Nothing in this Appendix Article C shall alter the time or form of payment of such Pension, which shall continue to be governed by the main provisions of the 409A Program.

C.2    Freeze as of January 1, 2012. Effective as of the beginning of the day on January 1, 2012, the Pension payable to or on behalf of the Applicable Participant (including any Pre-Retirement Spouse's 409A Pension) shall be fixed and frozen at the level in effect for the Applicable Participant as of immediately prior to January 1, 2012. Accordingly -

(a)    The Applicable Participant's Credited Service and Highest Average Monthly Earnings shall be frozen and shall remain thereafter at the exact amounts of each that the Applicable Participant had under the Plan as of immediately prior to January 1, 2012, and

(b)    The Applicable Participant's Total Pension (including any PEP Guarantee) and Salaried Plan Pension shall be frozen and shall remain thereafter at the exact amount of each that the Applicable Participant had under the Plan as of immediately prior to January 1, 2012.

The conversion to a Single Lump Sum of a benefit frozen under this Section C.2 shall be governed by the Actuarial Equivalent factors in effect for such conversion immediately prior to January 1, 2012.

C.3    Early Commencement Reduction. Effective as of the beginning of the day on January 1, 2012, for purposes of determining the Pension payable to or on behalf of the Applicable Participant (including any Pre-Retirement Spouse's 409A Pension) (the “Reducible Pension”) , there shall be a reduction for early commencement of the Applicable Participant's Reducible Pension of 0.33⅓ % for each month that the Applicable Participant's Reducible Pension commences prior to June 1, 2016. For this purpose, “early commencement” refers to commencing the Applicable Participant's Reducible Pension prior to his Normal Retirement Date. Such reduction shall apply in lieu of the reduction that would ordinarily apply under the Plan's main provisions in connection with an early commencement.